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                                                                  Exhibit 11 (a)
                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)




                                                           Three Months Ended
                                                              June 30, 1997
                                                           ------------------
                                                         Primary   Fully Diluted
                                                         -------   -------------
Net earnings available for common stockholders            $27.8        $27.8
                                                          ======       =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                          45.5         45.5
Common stock equivalents:
  Restricted stock                                           .1           .1
  Non qualified stock options                               1.9          1.9
Adjusted weighted average number of shares of
common stock outstanding during the period                 47.5         47.5
                                                           =====        ====
Earnings per share                                         $0.59        $0.59
                                                           =====        =====




See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.